U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2009

American Capital, Ltd.
(Exact name of registrant as specified in its charter)

DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (301) 951-6122
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

On November 20, 2009, American Capital, Ltd. ("American Capital") entered into a Lock Up Agreement (the "Lock Up Agreement") with lenders holding approximately 95% of the loans outstanding under its unsecured revolving line of credit agreement (the "Credit Agreement"), dated as of May 16, 2007, with Wachovia Bank, NA, as administrative agent (collectively, the "Consenting Creditors").

As previously disclosed in its Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 4, 2009, American Capital had reached an agreement in principle with a steering committee of the lenders to restructure the Credit Agreement. American Capital has entered into the Lock Up Agreement to further its efforts to restructure the Credit Agreement and its other principal unsecured debt arrangements.

Pursuant to the Lock Up Agreement, American Capital intends to enter into an out-of-court exchange of the loans outstanding under its Credit Agreement and its private and public unsecured notes (the "Exchange Transaction"), consistent with its previously announced restructuring proposal.

In the event that fewer than 100% of the lenders under the Credit Agreement, fewer than 100% of the holders of its private unsecured notes and holders of less than $467,500,000 in principal amount of its public unsecured notes agree to enter the Exchange Transaction, American Capital intends to implement the transactions described in the restructuring proposal through a solicitation of votes for a proposed prepackaged chapter 11 plan of reorganization (the "Plan") pursuant to Regulation D of the Securities Act of 1933, as amended, and sections 1125, 1126 and 1145 of chapter 11, title 11, of the United States Code and commence a voluntary reorganization case (a "Case") under the Code. American Capital plans to conduct the Exchange Transaction and solicitation of votes for the Plan simultaneously.

American Capital and the Consenting Creditors have agreed in the Lock Up Agreement, among other things, to support the Exchange Transaction, Plan and reorganization as previously disclosed in the restructuring proposal, and have agreed, among other things, that neither will (i) object to the Exchange Transaction, the solicitation or confirmation of the Plan or otherwise commence any proceeding to oppose or alter the Exchange Transaction or the Plan, (ii) vote for or support any restructuring or reorganization other than contemplated in the Exchange Transaction or the Plan or (iii) take any actions to delay materially confirmation or consummation of the Exchange Transaction or the Plan.

In addition, American Capital has agreed, among other things, to pay prior to commencement of any Case, all accrued and unpaid interest at the default rate and all accrued and unpaid fees in respect of the Credit Agreement. Each Consenting Creditor has also agreed to participate in the Exchange Transaction, to vote its claims ("Claims") under the Credit Agreement to accept the Plan, not to change or withdraw its vote or its consent to accept the Exchange Transaction or the Plan and that it will not directly or indirectly sell, assign, pledge, hypothecate, grant an option on, or otherwise dispose of any of its Claims held as of November 20, 2009, except for transactions to entities that agree to be bound by the terms of the Lock Up Agreement.

The Lock Up Agreement also contains an agreement by the Consenting Creditors to forbear from exercising remedies resulting from defaults by American Capital under the Credit Agreement, until the earlier of (i) the consummation of the Exchange Transaction or commencement of a Case, (ii) the date on which any holder of American Capital's private unsecured notes or public unsecured notes commences litigation or an involuntary chapter 11 case against American Capital, (iv) the date on which any one or more creditors of the American Capital with claims in excess of $25,000,000 commence litigation against American Capital or (v) the filing of an involuntary bankruptcy petition against American Capital.

The Lock Up Agreement may be terminated upon the occurrence of certain events, including (i) consummation of the Exchange Transaction and the effective date of the Plan or a written agreement to terminate the Lock Up Agreement,(ii) if the Exchange Transaction is not consummated in accordance with the previously announced restructuring proposal and the Company has not commenced a Case by January 15, 2010 (unless an extension of not later than January 31, 2010 is agreed) or (iii) if American Capital commences a Case and (1) any material order is entered that is inconsistent with the Lock Up Agreement or the previously announced restructuring proposal which is objected to by a majority of the Consenting Creditors, (2) an order finding that the solicitation complying with the Code and confirming the Plan has not been entered on or before March 15, 2010 (unless an extension of not later than March 31, 2010 is agreed) or (3) the Plan is not consummated by March 31, 2010, or the Case is dismissed or converted to a case under chapter 7 of the Code or a trustee or examiner shall have been appointed in the Case. In addition, either party may terminate the Lock Up Agreement upon a breach of material obligations by the other party.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL, LTD.

Dated: November 27, 2009	By:	/s/ SAMUEL A. FLAX
Samuel A. Flax Executive Vice President, General Counsel, Chief Compliance Officer and Secretary